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                                                                    Exhibit 99.7


                           RELATED PARTY TRANSACTIONS

     We participate in El Paso's cash management program which matches short-term cash surpluses and needs of participating affiliates, thus minimizing total borrowing from outside sources. Our continued participation in the program may be dependent on any final rule issued by the FERC in connection with its cash management notice of proposed rulemaking discussed under the heading "Liquidity and Capital Resources -- Liquidity." As of September 30, 2002 and December 31, 2001, we had a cumulative net receivable from El Paso and its affiliates of $441 million and $371 million, respectively. The market rate of interest at September 30, 2002 was 1.8% and at December 31, 2001, it was 2.1%.

     At September 30, 2002 and December 31, 2001, we had accounts receivable from related parties of $29 million and $1 million, respectively. In addition, we had accounts payable to affiliates of $19 million at September 30, 2002, and $7 million at December 31, 2001, respectively. These balances arose in the normal course of business.

     Our ownership interest in Bear Creek is pledged as collateral under one of El Paso's minority interest structures. Tennessee Storage Company, an affiliate of ours, owns the remaining 50% interest in Bear Creek and, consequently, Bear Creek financial results are consolidated with El Paso and Bear Creek's cash is included in El Paso's cash management program.

     El Paso and Tennessee Gas Pipeline Company ("TGP") allocated a portion of their general and administrative expenses to us in 2002. The allocation of expenses is based upon the estimated level of effort devoted to our operations and the relative size of our EBIT, gross property and payroll. For the year ended December 31, 2002, the estimated annual charges from El Paso were $41 million and the charges from TGP were $5 million.

     All of Southern LNG's existing firm capacity at its Elba Island terminal has been contracted through November 2023 by EPME. All additional firm capacity resulting from the planned expansion of the Elba Island terminal has been committed to a creditworthy third party. We believe there is an active market for this capacity, and that it could be remarketed at similar rates if necessary.